Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-55846


                         PRICING SUPPLEMENT NO. 11 DATED
                          MARCH 21, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:       $175,500,000

Original Issue Date
(Settlement Date):                March 26, 2002

Stated Maturity Date:             March 26, 2004

Base Rate:                        LIBOR

Index Currency:                   U.S. Dollars

Designated LIBOR Page:            LIBOR Telerate Page 3750

Spread:                           Plus 45 basis points

Initial Interest Rate:            Base Rate adjusted by Spread, as determined
                                  on March 22, 2002

Index Maturity:                   Three months

Interest Payment Dates:           Commencing June 26, 2002 and thereafter on
                                  the 26th calendar day of each March, June, September and December up to and including the Maturity Date

Interest Reset Period:            Quarterly

Calculation Agent:                Bankers Trust Company

Interest Reset Dates:             The 26th calendar day of each March, June,
                                  September and December

Interest Determination Dates:     The second London Business Day preceding each
                                  Interest Reset Date

Type of Notes Issued:             [X] Senior Notes       [ ] Fixed Rate Notes
                                  [ ] Subordinated Notes [X] Floating Rate Notes

Optional Redemption:              [ ] Yes
                                  [X] No

Form of Notes Issued:             [X] Book-Entry Notes
                                  [ ] Certificated Notes

CUSIP Number:  09700WDT7



                               PURCHASE AS AGENTS

        This Pricing Supplement relates to $175,500,000 aggregate principal amount of Notes that are being purchased, as Agents, in the amount of $10,000,000 by Credit Suisse First Boston Corporation, $27,000,000 by J.P. Morgan Securities, Inc. and $138,500,000 by Merrill Lynch, Pierce, Fenner and Smith, Incorporated (collectively, the "Agents"). Net proceeds payable by the Agents to Boeing Capital Corporation (the "Company") will be 99.850% of the aggregate principal amount of the Notes or $175,236,750 before deduction of expenses payable by the Company. In connection with the sale of the Notes, the Agents may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .150% or $263,250.